Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT: Judd P. Tirnauer

Senior Vice President &

Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY CORPORATION

REPORTS SALES FOR MARCH 2009

AND EXPECTS SECOND QUARTER EARNINGS

TO EXCEED PRIOR EARNINGS GUIDANCE

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Company Expects Second Quarter Earnings to Exceed Top End of Prior Earnings

Guidance Range, Excluding Goodwill Impairment Charges

Philadelphia, PA, April 9, 2009 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the month of March 2009 and announced that it expects its second quarter earnings to exceed the top end of its prior earnings guidance range, excluding goodwill impairment charges. Net sales for the month of March 2009 decreased 11.1% to $48.6 million from $54.6 million reported for the month of March 2008. Comparable store sales for the month of March 2009 decreased 7.6% on a reported basis, and decreased approximately 1.6% to 2.6% after adjusting for the "days adjustment calendar shift" and Easter timing shift, which the Company estimates hurt its reported comparable store sales by approximately 5 to 6 percentage points. For March 2008, the Company's comparable store sales decreased 6.0% on a reported basis, and decreased approximately 7.0% to 8.0% after adjusting for the calendar shift. The decrease in total reported sales for March 2009 compared to March 2008 resulted primarily from the decrease in comparable store sales and a decrease in sales from the Company's leased department and licensed relationships, primarily due to the decrease in Sears® leased department sales resulting from the closure of all of the Company's remaining leased departments within Sears stores during the month of June 2008.

Net sales for the second quarter of fiscal 2009 decreased 6.4% to $130.1 million from $139.0 million reported for the second quarter of fiscal 2008. Comparable store sales for the second quarter of fiscal 2009 decreased 2.8% on a reported basis, and decreased approximately 0.8% after adjusting for the "days adjustment calendar shift" and Easter timing shift, which the Company estimates hurt its reported comparable store sales by approximately 2 percentage points. For the second quarter of fiscal 2008, the Company's comparable store sales decreased 1.7% on a reported basis, and decreased approximately 2.7% to 3.7% after adjusting for the calendar shift. The decrease in total reported sales for the second quarter of fiscal 2009 compared to fiscal 2008 resulted primarily from a decrease in Sears leased department sales, the decrease in comparable store sales, and decreased sales from the Company's licensed relationship.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are very pleased that we expect our earnings for the second quarter to exceed the top end of our prior earnings guidance range, as a result of our strong merchandise gross margin performance and continued tight management of expenses. Our sales performance for the second quarter was in-line with our expectations, with our comparable store sales decrease of 2.8% for the quarter slightly better than our guidance range of down 3.0% to 5.0% for the quarter, and our total sales of $130.1 million falling within our sales guidance range of $128 to $131 million provided in our January 27, 2009 press release. In analyzing our comparable store sales results, it is important to recognize the significant impact of the calendar shift and Easter timing shift on our reported comparable store sales results, both for the month and the quarter. For the month, although our comparable store sales decreased 7.6% on a reported basis, after adjusting for the "days adjustment calendar shift" and Easter timing shift, our adjusted comparable store sales decreased approximately 1.6% to 2.6%. Similarly, for the second quarter, although our comparable store sales decreased 2.8% on a reported basis, after adjusting for the "days adjustment calendar shift" and Easter timing shift, our adjusted comparable store sales decreased approximately 0.8%. Although this is still a comparable store sales decline, we believe our sales performance is very respectable in light of the continued extremely difficult overall retail environment and the significant comparable store sales declines experienced by many retailers in recent months.

"As we have noted previously, we have taken aggressive actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while still reducing inventory levels, resulting in better than planned gross margin performance and lower than planned expenses. Thus, we expect our second quarter earnings per share, excluding goodwill impairment charges, to be better than the $(0.22) per share top end of our prior guidance range of between a loss of $(0.22) and $(0.35) per share, excluding goodwill impairment charges, that we provided in our January 27, 2009 press release.

"We previously disclosed that as a result of a substantial decrease in our stock price subsequent to September 30, 2008, reflecting the very difficult market conditions of recent months, we evaluated our goodwill for potential impairment as of December 31, 2008 in accordance with accounting requirements. Based on the preliminary results of this evaluation, we recorded a $47.0 million non-cash goodwill impairment charge in the first quarter of fiscal 2009. We are currently finalizing our goodwill impairment analysis and expect to record additional goodwill impairment expense of approximately $3.4 million in the second quarter of fiscal 2009, representing the remaining carrying value of our goodwill as of December 31, 2008. Goodwill impairment charges do not have any adverse effect on the covenant calculations of our debt agreements or our overall compliance with the covenants of our debt agreements. "

During March 2009, the Company opened its 21st Destination Maternity Superstore and closed three stores, all related to the opening of the superstore. As of the end of March 2009, the Company operates 734 stores, 354 leased department locations and 1,088 total retail locations, compared to 766 stores, 771 leased department locations and 1,537 total retail locations operated at the end of March 2008. The decrease in leased department locations at the end of March 2009 versus the end of March 2008 predominantly reflects the closure of the leased departments within Sears stores as compared to the 477 Sears leased departments operated by the Company at the end of March 2008, partially offset by the opening of an additional 69 Babies"R"Us® leased department locations in January 2009 and February 2009. For the quarter ended March 31, 2009, the Company opened two stores, including one multi-brand store opening and closed 18 stores, including three store closings related to a multi-brand store opening.

Days Adjustment Calendar Shift and Easter Timing Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a "days adjustment calendar shift" which may help or hurt reported calendar month sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For March 2009, there was one more Tuesday and one less Saturday compared to March 2008. Also, Easter falls in April this year (April 12, 2009) compared to March in last year (March 23, 2008). The Company estimates that this "days adjustment calendar shift" and Easter timing shift unfavorably impacted its reported comparable store sales for March 2009 by approximately 5 to 6 percentage points. For the second quarter of fiscal 2009, reported sales were hurt by having one less day compared to the second quarter of fiscal 2008 (due to February 2008 having 29 days due to the leap year), as well as the later timing of Easter, which the Company estimates unfavorably impacted its reported comparable store sales decrease for the second quarter of fiscal 2009 by approximately 2 percentage points. The reported comparable store sales for March 2008 and the second quarter of fiscal 2008 were each favorably impacted by approximately 1 to 2 percentage points due to a combination of the earlier timing of Easter in 2008 (March 23, 2008) compared to 2007 (April 8, 2007) and, with respect to the second quarter calendar shift, having an extra day in February 2008 compared to February 2007 due to the leap year.

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The Company will report results for the second quarter and hold an investor conference call on April 22, 2009, at which time it will provide additional information related to results for the second quarter and future financial guidance.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel, using its quick response replenishment system to "give the customer what she wants, when she wants it." As of March 31, 2009, Destination Maternity Corporation operates 1,088 retail locations, including 734 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. In addition, Destination Maternity Corporation distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, other results of operations, liquidity and financial condition, expense savings, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the impact of the current global economic slowdown on the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, potential additional goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.